Exhibit 99.1

RockTenn Announces Earnings Estimate for the Second Quarter of Fiscal 2012

NORCROSS, Ga.--(BUSINESS WIRE)--March 16, 2012--RockTenn (NYSE:RKT) announced today that it expects fiscal second quarter earnings of between $0.35 and $.40 per diluted share and adjusted earnings of between $0.85 and $.90 per diluted share. The primary factors reducing fiscal second quarter adjusted earnings per diluted share compared to the fiscal first quarter adjusted earnings per diluted share are the impact of approximately 149,000 additional tons of economic and maintenance downtime at its containerboard mills, including approximately 30,000 tons from the previously announced closure of the Matane mill, the acceleration to the fiscal second quarter from the fiscal third quarter of a scheduled maintenance outage at RockTenn’s Demopolis, Alabama bleached paperboard mill, and lower pricing for export containerboard.

To calculate estimated adjusted earnings per diluted share, RockTenn’s estimated earnings per diluted share exclude approximately $0.50 per diluted share of restructuring costs and loss on extinguishment of debt. The loss on extinguishment of debt relates primarily to the redemption of its $300 million 9.25% Senior Notes due March 2016 at a redemption price equal to 104.625% of the principal amount and associated unamortized costs ($0.17 per diluted share). Restructuring and other costs and operating losses and transition costs due to plant closures, net of related noncontrolling interest, consist primarily of facility closure charges primarily related to the February 2012 closure of the Company’s Matane, Quebec corrugated medium mill ($0.23 per diluted share) and other former Smurfit-Stone corrugated container plants, merger integration costs and operating losses and transition costs in connection with consolidating facilities ($0.15 per diluted share). These costs are partially offset by the gain on sale of a previously closed corrugated container plant ($0.05 per diluted share).

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “We continue to expect significant earnings improvement beginning in the fourth fiscal quarter of 2012 and the first and second quarters of fiscal 2013 when we complete our major projects at the Hodge and Hopewell mills and begin to realize the benefit of the $480 million in capital expenditures we are making this year to reduce operating costs and improve the performance of our operations.”

RockTenn’s fiscal second quarter is not yet complete and as a result the financial estimates provided in this press release are subject to change based on actual results through the end of the second fiscal quarter, the closing of RockTenn’s books and determination of actual financial results.

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions, with net sales of $10 billion. RockTenn’s 26,000 employees are committed to exceeding their customers’ expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements herein regarding, among other things, the estimated earnings per share for the fiscal second quarter, expected impact of additional economic and maintenance downtime at our containerboard mills, the acceleration to the fiscal second quarter from the fiscal third quarter of the maintenance outage at the Demopolis, Alabama bleached paperboard mill, the impact of lower pricing for export containerboard, the estimated impact of the redemption of the March 2016 notes, and the estimated impact of restructuring and other costs and operating losses and transition costs due to plant closures, net of related noncontrolling interest on the quarter constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to certain risks and uncertainties, including with respect to our expectations regarding actual earnings for the fiscal second quarter; expected economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. These expectations are based on assumptions that management believes are reasonable; however, undue reliance should not be placed on these forward-looking statements because these risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statements. There are many other factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to integrate Smurfit-Stone or to achieve benefits from the Smurfit-Stone acquisition, including synergies and performance improvements. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption “Business―Forward-Looking Information” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

CONTACT:
RockTenn
John Stakel, 678-291-7900
Senior Vice President-Treasurer
jstakel@rocktenn.com